Exhibit 99.2
AMICAS, Inc.
Consolidated Financial Statements
For the Three Months Ended March 31, 2010

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AMICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$45,914	$8,785
Marketable securities	-	38,888
Accounts receivable, net of allowances of $482 and $335, respectively	22,015	21,594
Inventories	2,990	1,960
Prepaid expenses and other current assets	4,956	5,762
Total current assets	75,875	76,989

Property and equipment, less accumulated depreciation and amortization of $8,375 and $7,592 respectively	7,415	8,118
Goodwill	1,213	1,213
Acquired/developed software, less accumulated amortization of $13,767 and $13,017 respectively	7,235	7,985
Other intangible assets, less accumulated amortization of $1,363 and $1,191, respectively	5,537	5,708
Other assets	2,467	2,246
Total Assets	$99,742	$102,259

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$9,487	$9,299
Accrued employee compensation and benefits	2,913	3,452
Leases payable, current portion	-	10
Deferred revenue, current portion	30,440	32,289
Total current liabilities	42,840	45,050

Deferred revenue and other long term liabilities	1,485	1,754
Total liabilities	44,325	46,804

Commitments and contingencies

Stockholders' equity:
Preferred stock $.001 par value; 2,000,000 shares authorized; none issued	-	-
Common stock $.001 par value, 200,000,000 shares authorized, 53,377,985 and 52,794,106 issued, respectively	53	52
Additional paid-in capital	237,012	235,340
Accumulated other comprehensive income (loss)	15	(25)
Accumulated deficit	(134,310)	(132,559)
Treasury stock, at cost, 16,357,854 shares	(47,353)	(47,353)
Total stockholders' equity	55,417	55,455
Total liabilities and stockholders’ equity	$99,742	$102,259
See Accompanying Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data and footnotes)

	Three Months Ended March 31,
	2010	2009
Revenues
Maintenance and services	$22,953	$9,962
Software licenses and system sales	6,481	1,309
Total revenues	29,434	11,271

Costs and expenses
Cost of revenues:
Maintenance and services	9,321	4,424
Software licenses and system sales	3,410	489
Amortization of software costs	750	571
Total cost of revenues	13,481	5,484

Selling, general and administrative	6,715	4,538
Research and development	4,409	2,230
Amortization of certain intangible assets	171	32
Acquisition related costs	6,343	549
Total operating costs and expenses	17,638	7,349
Operating loss	(1,685)	(1,562)
Interest income	11	447
Other income and expense	(31)	-
Loss before provision for income taxes	(1,705)	(1,115)
Provision for income taxes	46	53
Net loss	$(1,751)	$(1,168)

Loss per share
Basic:	$(0.05)	$(0.03)
Diluted:	$(0.05)	$(0.03)

Weighted average number of shares outstanding
Basic	36,660	35,195
Diluted	36,660	35,195

See Accompanying Notes to Condensed Consolidated Financial Statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities
Net loss	$(1,751)	$(1,168)

Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	958	185
Provisions for bad debts	(12)	(73)
Amortization of software development costs	750	571
Non-cash stock compensation expense	305	457
Changes in operating assets and liabilities:
Accounts receivable	(409)	642
Prepaid expenses and other current assets	(224)	(410)
Other assets	(221)	(151)
Accounts payable and accrued expenses	(351)	(140)
Deferred revenue and other liabilities	(2,128)	1,824
Unrecognized tax benefits	-	27
Cash (used in) provided by operating activities	(3,083)	1,764

Investing activities
Purchases of property and equipment	(84)	(51)
Purchases of held-to-maturity securities	-	(8,403)
Maturities of held-to-maturity securities	7,964	27,595
Purchases of available-for-sale securities	-	(20,363)
Sales of available-for-sale securities	30,924	36,193
Cash provided by investing activities	38,804	34,971

Financing activities
Repurchase of common stock	-	(141)
Proceeds from exercise of stock options and employee stock purchase plan	1,368	116
Cash provided by (used in) financing activities	1,368	(25)

Net effect of exchange rate on cash	40	-
Increase in cash and cash equivalents	37,129	36,710
Cash and cash equivalents at beginning of period	8,785	7,366
Cash and cash equivalents at end of period	$45,914	$44,076

Supplemental disclosure of cash paid during the period for:
Income taxes, net of refunds	$-	$-
Non-cash investing activity:
Unrealized gain (loss) on available-for-sale securities	$34	$(102)

See Accompanying Notes to Condensed Consolidated Financial Statements.

Notes to Condensed Consolidated Financial Statements

A. Business

AMICAS, Inc. (“we,” “us,” “our,” “AMICAS” or the “Company”) is a leading independent provider of imaging IT solutions. AMICAS offers the a comprehensive suite of image and information management solutions — from radiology picture archiving systems (“PACS”) to cardiology PACS, from radiology information systems to cardiovascular information systems, from business intelligence tools to enterprise content management tools, from revenue cycle management solutions to teleradiology solutions. AMICAS provides a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Hospitals are provided with a comprehensive image management solution for cardiology and radiology that complements existing electronic medical record (“EMR”) strategies to enhance clinical, operational, and administrative functions.

B.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to U.S. Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934, as amended.  Accordingly, they do not include all of the information and footnotes required by U.S/ GAAP for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included in the accompanying unaudited financial statements.  Operating results for the three month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2010.  These interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 11, 2010.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Emageon, Inc. since the acquisition on April 2, 2009.  All significant intercompany accounts and transactions have been eliminated in consolidation.  Certain amounts in the Consolidated Statement of Operations were reclassified to conform with the current year presentation.

Reclassifications

Where appropriate, certain reclassifications have been made to the prior periods’ financial statements to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Subsequent Events

We evaluated all subsequent events that occurred after the balance sheet date through June 18, 2010, which is the date the financial statements were made available to the public.  We do not believe there are any material subsequent events, other than those addressed in these Notes, which would require further disclosure.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) ASC 605 – Revenue Recognition (originally issued as Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2 with Respect to Certain Transactions,” SOP 81-1 “Accounting for Performance of Construction Type and Certain Performance Type Contracts”, the Securities and Exchange Commission’s Staff Accounting Bulletin 104, “Revenue Recognition in Financial Statements” and EITF 01-14, “Income Statement Characterization of Reimbursements for ‘Out-of-Pocket’ Expenses Incurred”). Revenue from software licenses and system (computer hardware) sales are recognized upon execution of the sales contract and delivery of the software (off-the-shelf application software) and/or hardware unless the contract contains acceptance provisions. In all cases, however, the fee must be fixed or determinable, collection of any related receivable must be considered probable, and no significant post-contract obligations of the Company can be remaining.  Otherwise, recognition of revenue from the sale is deferred until all of the requirements for revenue recognition have been satisfied. Maintenance fees for routine client support and unspecified product updates are recognized ratably over the term of the maintenance arrangement.

Notes to Condensed Consolidated Financial Statements

The Company reviews all contracts that contain non-standard payment terms.  For these contracts the Company reviews customer credit history to determine probability of collection and to determine whether or not the Company has a history of granting post contract concessions.  When there is a history of successfully collecting payments from a customer without making post contract concessions, revenue is recognized upon delivery.  In instances where there is not an established payment history and/or if the payment terms are in excess of twelve months revenue is recognized as payments become due and payable.  License and service arrangements generally do not require significant customization or modification of software products to meet specific customer needs.  In those limited instances that do require significant modification, including significant changes to software products’ source code or where there are acceptance criteria or milestone payments, recognition of software license revenue is deferred.  In instances where it is determined that services are essential to the functionality of the software and there are no acceptance provisions, service revenues and software license and systems revenues are recognized using the percentage of completion method.

Most of the Company’s sales and licensing contracts involve multiple elements, in which case the total value of the customer arrangement is allocated to each element based on the vendor specific objective evidence, or VSOE, of the fair value of the respective elements.  The residual method is used to determine revenue recognition with respect to a multiple-element arrangement when VSOE of fair value exists for all of the undelivered elements (e.g., implementation, training and maintenance services) but does not exist for one or more of the delivered elements of the contract (e.g., computer software or hardware).  VSOE of fair value is determined based upon the price charged when the same element is sold separately.  If VSOE of fair value cannot be established for the undelivered element(s) of an arrangement, the total value of the customer arrangement is deferred until the undelivered element(s) is delivered or until VSOE of its fair value is established.  The Company accounts for certain third-party hardware/software and third-party hardware/software maintenance as separate units of accounting as the items to be purchased are “off-the-shelf” and can be sold separately on a standalone basis.

Contracts and arrangements with customers may include acceptance provisions, which would give the customer the right to accept or reject the product after it is shipped.  If an acceptance provision is included, revenue is recognized upon the customer’s acceptance of the product, which occurs upon the earlier receipt of a written customer acceptance or expiration of the acceptance period.  The timing of customer acceptances could materially affect the results of operations during a given period.

Revenue is recognized using the percentage of completion method  if payment of the software license fees is dependent upon the performance of consulting services or the consulting services are otherwise essential to the functionality of the licensed software.  In these instances the Company allocates the contract value to services (maintenance and services revenues) based on list price, which is consistent with VSOE for such services, and the residual to product (software licenses and systems sales) in the Consolidated Statement of Operations.  In instances where VSOE of fair value of services has not been established the software license revenue is deferred until the services are completed.  Percentage-of-completion is determined by comparing the labor hours incurred to date to the estimated total labor hours required to complete the project.  Labor hours are considered to be the most reliable, available measure of progress on these projects.  Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known.  When the estimate indicates that a loss will be incurred, such loss is recorded in the period in which it is identified. When reliable estimates can not be made, revenue is recognized upon completion.  Significant judgments and estimates are involved in determining the percent complete of each contract. Different assumptions could yield materially different results.  Delays in the implementation process could negatively affect operations in a given period by increasing volatility in revenue recognition.

Recognition of revenues in conformity with generally accepted accounting principles requires management to make judgments that affect the timing and amount of reported revenues.

Cash Equivalents and Marketable Securities

Cash equivalents consist primarily of money market funds and are carried at fair value, which approximates cost.  We did not hold any marketable securities at March 31, 2010, as they were converted to cash equivalents.

Inventories

Inventories are stated at the lower of cost or market (net realizable value) using the specific identification and first-in, first-out methods and include materials, labor and manufacturing overhead. The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records a charge to cost of revenue for the amount required to reduce the carrying value of inventories to estimated net realizable value. Costs of purchased third-party hardware and software associated with the Company’s customer contracts are included as inventories in the Company’s consolidated balance sheets and charged to cost of system sales when the Company receives customer acceptance and all other relevant revenue recognition criteria are met.  A summary of inventories is as follows:

Notes to Condensed Consolidated Financial Statements

	March 31, 2010	December 31, 2009

Third-party components	$1,161	$581
Work-in-process	216	246
Completed systems	1,613	1,133
Total inventories	$2,990	$1,960

Share-Based Payments

The Company follows the guidance in FASB ASC 718 – Compensation.  The Company utilizes the Black-Scholes valuation model for estimating the fair value of stock-based compensation.  Under the guidance of FASB ASC 718, the Company recorded $305,000 and $457,000 of stock-based compensation expense in its unaudited condensed consolidated statements of operations for the three months ended March 31, 2010 and March 31, 2009, respectively.

For the three months ended March 31, 2009, the Company used the following assumptions:

Stock Option Plan three months ended March 31, 2009
Average risk-free interest rate	1.77%
Expected dividend yield	-
Expected stock price volatility	51.0% - 51.8%
Weighted average expected life (in years)	5.4
Weighted average fair value	$1.10

There were no stock option grants during the three months ended March 31, 2010.

During the three months ended March 31, 2010 and March 31, 2009, the weighted average fair value of the options under the Company employee stock purchase plan was $1.17 and $0.67 per option, respectively, using the following assumptions:

	Stock Purchase Plan
	Three months ended March 31
	2010	2009

Average risk-free interest rate	0.28%	0.39%
Expected dividend yield	-	-
Expected stock price volatility	72.2%	81.1%
Weighted average expected life (in years)	0.5	0.5

The dividend yield of zero is based on the fact that the Company has never paid cash dividends. Expected volatility for option plans is based on the historical volatility of the Company’s common stock which reflects the Company’s expectations of future volatility.  Expected volatility for the stock purchase plan is based on six months which reflects the offering period of the plan. The risk-free interest rate is derived from U.S. Treasury rates during the period, which approximate the rate in effect at the time of the grant.  The expected life calculation is based on the observed and expected time to post-vesting exercise of options by the Company’s employees.

Based on historical experience of unvested option cancellations, the Company has assumed an annualized forfeiture rate of 7.1% for its options. Under the true-up provisions of FASB ASC 718, the Company will record additional expense if the actual forfeiture rate is lower than the Company estimated, and will record a recovery of prior expense if the actual forfeiture is higher than the Company estimated.

Notes to Condensed Consolidated Financial Statements

The unamortized fair value of stock options as of March 31, 2010 and March 31, 2009 was $1.6 million and $2.9 million, respectively.

The following table summarizes activity under all of the Company’s stock option plans for the three months ended March 31, 2010 (in thousands, except for per share and contractual term amounts):

	Shares Available for Grant (2)	Number Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (1)

Balance at December 31, 2009	3,077	7,892	$2.57	6.14	$22,704
Options granted	-	-	-
Options exercised	-	(508)	2.33		1,765
Options cancelled/forfeited	(308)	(311)	5.59
Balance at March 31, 2010	3,385	7,072	2.61	5.89	$24,141
Exercisable, March 31, 2010		4,680	$2.77	4.90	$15,240

(1) The aggregate intrinsic value set forth in this table was calculated based on the positive difference, if any, between the closing market value of the Company’s common stock on March 31, 2010 and the exercise price of the underlying options.
(2) Shares available for grant include restricted stock grants which are issued from the 2006 Stock Incentive Plan.

There were no tax benefits recognized related to the exercise of options in the three months ending March 31, 2010.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect, if any, of potential common shares, which consists of stock that may be issued upon the exercise of outstanding options.  The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except for per share amounts):

	Three Months Ended March 31,
	2010	2009
Numerator — (loss) income:
Net loss	$(1,751)	$(1,168)
Denominator:
Basic weighted average shares outstanding	36,660	35,195
Effect of dilutive securities	-	-
Diluted weighted average shares outstanding	36,660	35,195

Basic earnings per share:	$(0.05)	$(0.03)

Diluted earnings per share:	$(0.05)	$(0.03)

Stock options to purchase approximately 3.7 million shares, and 7.7 million shares of the Company’s common stock, as calculated using the treasury stock method, were excluded from the calculation of diluted earnings per share for the three months ended March 31, 2010 and March 31, 2009, respectively, because their effect would have been anti-dilutive.  However, these options could be dilutive in the future.

Comprehensive Income (Loss)

Comprehensive income (loss) is a measure of all changes in equity of an enterprise that results from recognized transactions and other economic events of a period other than transactions with owners in their capacity as owners.  Comprehensive income (loss) for the three months ended March 31, 2010 and 2009 consists of net income (loss) and net unrealized gains (losses) on marketable securities, and foreign currency gain (loss).  The components of comprehensive loss are as follows (in thousands):

Notes to Condensed Consolidated Financial Statements

	Three Months Ended March 31,
	2010	2009

Net loss	$(1,751)	$(1,168)
Unrealized gain (loss) on marketable securities	34	(102)
Foreign currency gain	6	-
Total comprehensive loss	$(1,711)	$(1,270)

C.  Equity Transactions

Restricted Stock

As of March 31, 2010, an aggregate of 152,624 shares of restricted stock had been granted to the Company’s non-employee directors.  The restrictions lapse after the service period which is the earlier of one year from the date of grant or the date the director completes a full term as a director.  The fair value of restricted stock awards is based on the closing market price of the Company’s common stock on the date of award and is amortized on a straight-line basis over the service period.  As a result of the acquisition of the Company by Merge Healthcare Incorporated (“Merge”)  on April 28, 2010, we recognized $36,000 of stock based compensation expense related to restricted stock awards in April 2010.

During the quarter ended March 31, 2010, the Company recognized $36,000 in stock-based compensation expense which is included in general and administrative expense in the accompanying consolidated statement of operations related to unvested restricted stock.  The intrinsic value of the restricted stock outstanding at March 31, 2010 was $366,000.

A summary of the Company’s restricted stock activity and related information for the quarter ended March 31, 2010 is as follows:

	Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Restricted at December 31, 2009	60,690	$2.62
Granted	-	-
Unrestricted	-	-
Restricted at March 31, 2010	60,690	$2.62

D.  Commitments and Contingencies

Commitments

The Company leases office and research facilities and other equipment under various agreements that expire in 2010, 2012, and 2013.

Future minimum lease payments under all operating leases with original non-cancelable terms in excess of one year are as follows:

Year	Operating lease payments
(in thousands)

2010	1,380
2011	1,838
2012	1,570
2013	231
Thereafter	-
Total	$5,019

Notes to Condensed Consolidated Financial Statements

Employee Savings Plan

In connection with the Company’s employee savings plans, the Company has committed to contribute to such plans during the 2010 plan year.  The matching contribution for 2010 is estimated to be approximately $0.9 million and will be made in cash.

Contingencies

From time to time, in the normal course of business, various claims are made against the Company.  There are no material proceedings to which the Company is a party, and management is unaware of any material contemplated actions against the Company.

As permitted under Delaware law, the Company’s By-Laws provide for the Company to indemnify its officers and directors for certain events or actions occurring while the officer or director is or was serving at the Company’s request in such capacity.  The maximum potential amount of future payments the Company could be required to make under this indemnification provision is unlimited; however, the Company has director and officer insurance that enable the Company to recover a portion of any future amounts paid.  Given the insurance coverage in effect, the Company believes the estimated fair value of these indemnification provisions is minimal.  The Company had no liabilities recorded for these provisions as of March 31, 2010.

The Company generally includes intellectual property indemnification provisions in its software license agreements.  Pursuant to these provisions, the Company holds harmless and agrees to defend the indemnified party, generally its business partners and customers, in connection with certain patent, copyright, trademark and trade secret infringement claims by third parties with respect to the Company’s products.  The term of the indemnification provisions varies and may be perpetual.  In the event an infringement claim against the Company or an indemnified party is made, generally the Company, in its sole discretion, will agree to do one of the following: (i) procure for the indemnified party the right to continue use of the software, (ii) provide a modification to the software so that its use becomes noninfringing; (iii) replace the software with noninfringing software which is substantially similar in functionality and performance; or (iv) refund all or the residual value of the software license fees paid by the indemnified party for the infringing software.  The Company believes the estimated fair value of these intellectual property indemnification agreements is minimal.  The Company has no liabilities recorded for these agreements as of March 31, 2010.

Guarantees

The Company has identified the guarantee described below as disclosable in accordance with FASB ASC 460 - Guarantees (originally issued as FASB Interpretation 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”).

During the second quarter of 2009, in connection with the financing arrangement of a customer, the Company provided a guarantee to the lender on behalf of the customer.  The Company has recorded a liability as deferred revenue for this guarantee which represented approximately $0.8 million at March 31, 2010.  Revenue will be recognized as the guarantee is reduced.

E.  Income Tax

Provision

In the three months ended March 31, 2010, the Company recorded an income tax provision of $46,000 as compared to an income tax provision of $53,000 in the three months ended March 31, 2009.  The income tax provisions for the three months ended March 31, 2010 are primarily due to the effect of state tax liabilities.  The income tax provision for the three months ended March 31, 2009 are due to the effect of state tax liabilities and interest on liabilities recorded in accordance with FASB ASC 740 – Income Taxes (which includes what was originally issued as Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109”)

F.  Fair Value Measurements

The Company’s cash and cash equivalents and short term investments are measured at fair value on a recurring basis by level within the fair value hierarchy.  In the three months ended March 31, 2010, we sold $26.0 million in state and municipal obligations that were classified as level 2 investments.  As of March 31, 2010, all of our cash and cash equivalents were classified as level 1.

Certain assets and liabilities, including goodwill and restructuring accrual, are measured at fair value on a non-recurring basis when impaired or adjusted and are classified as level 3.  We did not record any impairments or adjustments to these assets or liabilities in the three months ended March 31, 2010.

Notes to Condensed Consolidated Financial Statements

G. Goodwill and Acquired Intangible Assets

Intangible assets as of March 31, 2010 consisted of the following:

	Gross Carrying Value	Accumulated Amortization	Net Value	Weighted Average Useful Life (in years)
Intangible assets subject to amortization:
Acquired Software	$21,002	$(13,767)	$7,235	7

Customer Related Assets	4,100	(456)	3,644	9
Non-Compete Agreements	500	(55)	445	9
Trademarks	1,900	(802)	1,098	8
Trade Names	400	(50)	375	8
Total	$6,900	$(1,363)	$5,537
Intangible assets not subject to amortization:
Goodwill	$1,213	-	$1,213

Of the acquired intangible assets listed above, none have explicit renewal or extension terms; however customer related assets and technology have implicit renewal terms.

The acquired technology was valued using a relief from royalty method.  Implicit in this method is the assumption that each year a percentage of existing customers will elect to renew their support and maintenance contracts.  The weighted average estimated remaining useful life for the developed technology as of the acquisition date was approximately seven years.

The acquired customer related assets were valued using an income approach.  Implicit in projected revenues used in the income approach is the assumption that each year a percentage of existing customers will continue to generate sales.  An attrition rate was applied to existing customer revenue based on historical experience.  The weighted average remaining economic life of the customer related assets as of the acquisition date was approximately nine years, which is amortized straight line over the economic life.  The Company determined that the straight line amortization method best reflects the pattern in which the economic benefits of the customer related assets will be consumed.  Several factors were considered in determining the appropriate amortization method including customer attrition rates, estimated revenue growth from existing customers, expected cash flow patterns and profitability of these assets over the economic life, and the anticipated benefits from normalized revenue growth.

Amortization of acquired software and software product development is recognized in the accompanying statements of operations as a cost of software licenses and system sales.  Amortization of trademarks and non-compete agreements is included in depreciation and amortization expense.

The estimated future amortization expense of purchased intangible assets as of March 31, 2010 was as follows:

Fiscal Year	Amount
2010	$2,604
2011	1,731
2012	1,731
2013	1,731
2014	1,731
Thereafter	3,246
Total	$12,772

Notes to Condensed Consolidated Financial Statements

H. Restructuring and Related Costs

The following table summarizes the accrued restructuring liabilities during the three months ended March 31, 2010 (in thousands):

	Facilities	Severance	Total Accrual
Accrued as of December 31, 2009	$511	$210	$721
Paid	(158)	(180)	(338)
Accrued as of March 31, 2010	$367	$30	$383

Future payments as of March 31, 2010 are estimated as follows:

	Facilities	Severance	Total
2010	$163	$30	$193
2011	80	-	80
2012	82	-	82
2013	42	-	42
	$367	$30	397
Future accretion			(14)
Total accrued			$383

I. Acquisition related costs

In the first quarter of 2009, the Company incurred approximately $549,000 of costs related to the acquisition of Emageon.  In the first quarter of 2010, the Company incurred approximately $6.3 million of costs related to the acquisition of AMICAS, Inc. by Merge.  Included in the costs are an approximate $4.3 million breakup fee related to the previously announced acquisition with Thoma Bravo, while the remainder consists of legal and consulting costs.

J.  Subsequent Event

On April 28, 2010, Merge completed the acquisition of AMICAS through a tender offer for the 37,009,990 outstanding shares of common stock of AMICAS at $6.05 per share in cash.  Following the tender offer, Merge purchased the remaining shares pursuant to a merger of a subsidiary of Merge with and into AMICAS.  Total transaction consideration was $223.9 million.  In addition, shortly before the completion of the acquisition, the Company paid cash to holders of vested, in-the-money stock options for the difference between $6.05 per share and the exercise price of such options.  Further, the holders of shares of restricted stock were paid $6.05 per share in cash.  The total consideration paid to option and restricted stock holders was $22.9 million.  As a result of the acquisition, the Company incurred $6.1 million of acquisition related costs in the second quarter of 2010.